UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2006

WHO'S YOUR DADDY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-33519	98-0360989
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3131 Camino Del Rio North, Suite 1650, San Diego, CA 92108
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (619) 284-4807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

At its annual meeting on June 28, 2006 the CFO of the Company, Reuven I. Rubinson, gave a financial overview of the past year. A copy of his presentation is attached as Exhibit 1.1.

In the presentation by the CEO and Chairman of the Board, Edon Moyal, he stated that the Company was refocusing its efforts on signing distribution agreements with larger distributors, such as Anheuser Busch, Coors and Budweiser distributors. Some examples are Straub Distributing Company in Orange County, CA and Golden Eagle Distributors, Inc in Arizona. He noted that we will be shipping product over the next month to Utah, Texas, Louisiana, Florida and Wisconsin, with three shipments already in transit. He also stated that our product is currently being sold in 700 locations in Michigan. In addition, he noted we have a $260,000 sale to our Mexican distributor that is only waiting for a letter of credit from them to be produced and shipped.

The CEO also discussed our participation in NASCAR. He stated that we participated in several events the end of last year and the beginning of this year. We achieved our result of receiving wider, national exposure from this participation. As part of our refocusing the Company has decided that the money we would spend on future events would be better utilized for production and promotional support for the distributors we have been signing up. As a result, we have suspended our participation in these events until a later date.

Section 8 - Other Events

Item 8.01 Other Events

On June 23, 2006, the Company hired Joseph Conte as a Vice President. Mr. Conte will be one of the five most highly compensated employees in the company. For the complete terms please see his Employment Agreement attached as Exhibit 1.2.

In 1999 he worked with a company that sold Over Stock or Closeouts which, within three years, became one of the largest urban closeout resellers in the United States. In 2002 he relocated to Southern California with his wife. Since 2002, he has worked for a company that had several products they created and sold to retailers, as well as helping to find Companies interested in Licensing there ideas, and for a company that created beverage and Energy drink products.

(c ) Exhibits

Exhibit No.	Description

1.1	CFO presentation to the Annual Meeting of the Company

1.2	Employment Agreement between the Company and Joseph Conte dated June 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHO'S YOUR DADDY, INC.
Date: June 29, 2006	By:	/s/ Dan Fleyshman
	Title:	Dan Fleyshman, President